Proxy Results

     A Special Meeting of Shareholders was held on September 27, 2007, in New York, NY at which Seligman Cash Management Fund, Inc. Shareholders voted on two proposals. The description of each proposal and number of shares voted are as follows:

To elect ten Directors to hold office:

                                               For              Withheld
                                      -----------------  ------------------
     Maureen Fonseca                      102,052,964      1,497,044

     John R. Galvin                       102,348,920      1,201,088

     John F. Maher                        102,588,875      961,133

     Betsy S. Michel                      102,583,183      966,825

     Frank A. McPherson                   102,470,739      1,079,269

     William C. Morris                    102,555,477      994,531

     Leroy C. Richie                      102,577,716      972,292

     Robert L. Shafer                     102,525,170      1,024,838

     James N. Whitson                     101,967,486      1,582,522

     Brian T. Zino                        102,557,128      992,880

To consider a proposal to ratify the selection of Deloitte & Touche LLP as auditors of the Fund:

                For                 Against              Abstained
         ------------------    ------------------    ------------------
            101,463,762             1,151,640             934,601